Media and Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Dow Jones & Co.	New York, NY 10281
(609) 520-5660
mark.donohue@dowjones.com

William B. Plummer to Join Dow Jones as EVP and CFO

Accomplished executive with multi-industry experience in strategy, finance, deal-making and operations to join Dow Jones executive team.

NEW YORK (Aug. 28, 2006) – Dow Jones & Company (NYSE: DJ) today announced that William B. Plummer is joining Dow Jones as executive vice president and chief financial officer.

Reporting to Chief Executive Officer Rich Zannino, Mr. Plummer will lead all finance functions as well as investor relations, real estate, facilities and purchasing. He also will oversee strategic planning, where he will play a key role in developing and executing existing and new strategic plans and initiatives to help Dow Jones succeed in this rapidly evolving digital-publishing age.

Mr. Plummer, 47, will join Dow Jones Sept. 5.  Currently, he is vice president and treasurer at Alcoa where he is responsible for global treasury, risk management, foreign-exchange and interest-rate management, insurance, real estate and corporate-benefit plan investment policy and execution at this $26 billion aluminum producer.  He serves on the board of directors of John Wiley & Sons, Inc. where he chairs the audit committee and is a member of the executive committee.

“I’m delighted that Bill Plummer is joining our team,” Mr. Zannino said. “He is an accomplished executive with deep experience in finance, treasury, strategy, operations, deal-making and execution across a variety of industries, including media.  Bill will be instrumental in helping us achieve our vision which is to be the world’s best provider of high quality, indispensable and conveniently accessible business and related content across all media channels, consistently generating superior value for all our customers, shareholders and employees.  Bill’s proven leadership, broad perspective, business expertise and hands-on approach will be invaluable as we chart our course in this time of rapid and exciting transformation at our company and in our industry.”

Mr. Plummer said, “I’m honored to have this opportunity to join a company with such outstanding brands, products and people.  I’m eager to get started helping to realize the vast potential of those brands and to build value for the customers, shareholders and employees of Dow Jones."

Before joining Alcoa in 2000, Mr. Plummer spent three years at Mead Corp., including as president of one of its operating units and as vice president for corporate strategy and planning. Prior to joining Mead in1997, he spent seven years at General Electric in executive financial management roles spanning mergers and acquisitions, treasury, and financial planning and analysis for a group of businesses that included NBC. Mr. Plummer has an MBA from Stanford and bachelor’s and master’s degrees in aeronautics and astronautics from the Massachusetts Institute of Technology.

Mr. Plummer will succeed Chris Vieth, who has been Dow Jones’ vice president and CFO since July 2002. Mr. Vieth is leaving the company to pursue other career opportunities.

“Chris strengthened all areas of our finance department and was a key player in many of our initiatives over the past six years.  We’re a stronger company for his efforts and are grateful to him for his many contributions and wish him all the best,” Mr. Zannino concluded.

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About Dow Jones & Company

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney. Dow Jones also provides news content to CNBC and radio stations in the U.S.